Exhibit 99.1

Company Contacts:	Investor Contact:
Jay Wadekar, Chairman & CEO	Investor Relations
Nitin V. Kotak, Vice President, Finance and Accounting	Phone (609) 495-2805
Phone (609) 495-2800	Email: IR@ablelabs.com

Able Laboratories Reports Financial Results for First Quarter 2005
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Net Sales Increase 43% to $30.7 Million for Q1 2005 from $21.5 Million for Q1 2004
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Diluted Earnings per Share Increases 140% to $0.24 for Q1 2005 from $0.10 for Q1 2004
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Cranbury, NJ, May 5, 2005 - ABLE LABORATORIES, INC. (NASDAQ: ABRX) today announced financial results for the three months ended March 31, 2005.

For the first quarter of 2005, the Company reported net sales of $30.7 million, a 43.1% increase from net sales of $21.5 million in the first quarter of 2004, primarily due to the Company’s expanded product family. The Company also reported operating income of $7.5 million for the first quarter of 2005, a 151.2% increase compared to operating income of $3.0 million for the first quarter of 2004. These results included an increase in research and development expenses of $1.2 million, or 33.1%, compared to the first quarter of 2004. Diluted earnings per share increased to $0.24 for the first quarter of 2005 compared to diluted earnings per share of $0.10 for the first quarter of 2004.

Gross profit was $16.7 million for the first quarter of 2005, an increase of 75.2%, compared to $9.5 million for the first quarter of 2004. The Company’s gross profit margin was 54.4%, compared to 44.4% for the first quarter of 2004. Gross margin increased as a percentage of net sales for the quarter primarily as a result of selling newly-approved products at higher gross margins.

Dollars invested in research and development increased as a result of additional projects conducted to further develop the Company’s product pipeline. Research and development expenses were 15.4% of net sales for the first quarter of 2005 versus 16.5% of net sales for the first quarter of 2004. The Company currently has six ANDAs pending approval by the U.S. Food and Drug Administration (“FDA”) addressing a total market size of approximately $500 million. In addition, the Company has approximately 15 projects currently under development addressing a total market size of approximately $2.5 billion.

Selling, general and administrative expenses increased to $4.5 million for the first quarter of 2005 compared to $3.0 million for the first quarter of 2004. Selling, general and administrative expenses were 14.6% of net sales for the quarter compared to 14.0% of net sales for the first quarter of 2004. The increase of $1.5 million was primarily attributable to increased salaries and benefits due to an increase in the number of employees, including additions to our senior management team, and compensation and benefit increases necessary to attract and retain the employees necessary to support the Company’s growth.

Operating income for the first quarter of 2005 was $7.5 million, or 24.4% of net sales, versus $3.0 million, or 13.9% of net sales, for the first quarter of 2004. The operating income increase is attributable to increased sales and higher gross profit margins offset by the $2.7 million increase in operating expenses. The effective tax rate for the first quarter of 2005 was 38.2% compared to an effective tax rate of 38.4% for the first quarter of 2004. The decrease in the effective tax rate is primarily due to a lower effective state tax rate. Net income applicable to common stockholders for the quarter was $4.7 million versus $1.8 million for the first quarter of 2004. Fully diluted earnings per share increased 140% to $0.24 for the first quarter of 2005 versus the $0.10 reported for the first quarter of 2004.

At March 31, 2005, the Company had cash and cash equivalents of $16.8 million and working capital of $54.5 million compared to cash and cash equivalents of $11.7 million and working capital of $52.0 million at December 31, 2004. During the first quarter of 2005, we invested approximately $3.5 million in new property and equipment. In addition, we repaid the outstanding balance of $3.0 million under our revolving credit agreement.

“In the first quarter, we continued to expand our base business with our current customers while selectively exploring opportunities for increasing our market penetration” said Jay Wadekar, Chairman and Chief Executive Officer of Able Laboratories, Inc.  “As we look to the second half of the year and expected approvals of our pending ANDAs, we anticipate continued growth.  Our sales and marketing team has created a solid foundation for our future growth based on our internal pipeline and our partnership agreements.”

Conference Call Information

Able Laboratories has scheduled a conference call and web cast regarding this announcement to be held tomorrow, Friday, May 6, 2005, beginning at 10:00 a.m. Eastern Time. To participate in the live call via telephone, please call (877) 464-5947 or (706) 679-0842 internationally. A telephone replay will be available for 48 hours following the call by dialing (800) 642-1687 or (706) 645-9291 internationally and entering reservation number 6098078.

Individuals interested in listening to the conference call via the Internet may do so by visiting our web site www.ablelabs.com. A replay will be available on the web site for 90 days.

Able Laboratories is a developer and manufacturer of generic pharmaceuticals. Further information on Able may be found on the Company’s web site, www.ablelabs.com.

Except for historical facts, the statements in this news release, as well as oral statements or other written statements made or to be made by Able Laboratories, Inc., are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. For example, statements about the Company’s operations, its ability to formulate and bring to market its drug products under development, its ability to increase sales and profits and manage its growth, the expected effects of the Company’s expansion of its production facilities, the current or expected market size for the Company’s products, the adequacy of the Company’s manufacturing capacity, the availability of sufficient capital, the success of current or future product offerings, research and development efforts and the Company’s ability to file for and obtain U.S. Food and Drug Administration approvals for future products, are forward-looking statements. Forward-looking statements are merely the Company’s current predictions of future events, the statements are inherently uncertain, and actual results could differ materially from the statements made herein. There is no assurance that the Company will continue to achieve the sales levels necessary to make its operations profitable or that its ANDA filings and approvals will be completed and obtained as anticipated. For a description of additional risks, and uncertainties, please refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update its forward-looking statements to reflect new information and developments.

PLEASE SEE ATTACHED TABLES

ABLE LABORATORIES, INC.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31, 2005	March 31, 2004

Sales, net	$30,707,953	$21,452,436
Cost of sales	14,005,209	11,919,012
Gross profit	16,702,744	9,533,424

Operating expenses:
Selling, general and administrative	4,474,589	2,998,416
Research and development	4,721,274	3,546,388
Total operating expenses	9,195,863	6,544,804

Operating income	7,506,881	2,988,620

Other income (expense):
Interest and financing expense	(35,906)	(57,966)
Miscellaneous income (expense), net	60,447	77,630
Other income (expense), net	24,541	19,664

Income before income taxes	7,531,422	3,008,284
Provision for income taxes	2,873,000	1,155,000
Net income	4,658,422	1,853,284

Dividends on preferred stock	—	31,120
Net income applicable to common stockholders	$4,658,422	$1,822,164

Net income per share:
Basic	$0.25	$0.11
Diluted	$0.24	$0.10

Weighted average shares outstanding:
Basic	18,434,173	16,846,693
Diluted	19,630,209	19,306,144

ABLE LABORATORIES, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

ASSETS

	March 31, 2005	December 31, 2004

Current assets:
Cash and cash equivalents	$16,793,938	$11,650,886
Accounts receivable, less allowances of $41,377,390 and $38,272,886	17,589,167	17,878,380
Inventory	20,548,064	18,105,275
Deferred income tax asset	7,500,000	7,500,000
Prepaid expenses and other current assets	1,394,846	1,843,882
Total current assets	63,826,015	56,978,423
Property and equipment, net	42,780,583	40,228,942

Other assets:
Deferred income tax asset	954,000	2,743,000
Goodwill	3,922,655	3,922,655
Deposits and other assets	424,258	418,082
Total other assets	5,300,913	7,083,737
	$111,907,511	$104,291,102

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,026,607	$2,742,823
Accrued expenses	4,340,073	2,268,763
Total current liabilities	9,366,680	5,011,586
Long-term debt	—	3,000,000
Total liabilities	9,366,680	8,011,586

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 25,000,000 shares authorized, 18,515,468 and 18,353,281 shares issued and outstanding	185,155	183,532
Additional paid-in capital	122,393,723	120,804,537
Accumulated deficit	(19,985,686)	(24,644,108)
Unearned stock-based compensation	(52,361)	(64,445)
Total stockholders’ equity	102,540,831	96,279,516
	$111,907,511	$104,291,102